EXHIBIT 99.1

UPC Holding Reports 2013 Results

Amsterdam, the Netherlands February 14, 2014: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q4”) and year ended December 31, 2013. UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release has been posted to Liberty Global's website (www.libertyglobal.com). In addition, UPC Holding's consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2014.

Subsequent to year end, Liberty Global created a new credit pool consisting of both its Chilean distribution (“VTR”) and mobile assets (collectively, the “VTR Group”). As a consequence, VTR was extracted from UPC Holding in January 2014. VTR is included in our financial and operating data for all periods presented in this press release. Beginning with the financial report for the first quarter of 2014, VTR will no longer be included in our financial and operating data.

Financial and operating highlights for the year ended December 31, 2013, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions of 539,000 in 2013, including 173,000 in Q4

◦	RGU growth fueled by broadband with Q4 data adds reflecting our highest quarterly total since Q1 2012

◦	Total video losses in 2013 represent our lowest totals since 2006

◦	Bundled customer base increased to 5.4 million, up 5% year-over-year

•	Made significant progress on our product road map

◦	Horizon TV subscribers recently crossed the 400,000 mark

◦	Introduced WifiSpots in the Netherlands

◦	Launched 500 Mbps in Switzerland, and in Ireland for the business segment

•	Revenue increased to €4.3 billion, reflecting rebased[2] growth of 2%

•	Operating Cash Flow (“OCF”)[3] of €2.1 billion, representing rebased growth of 1%

◦	Strong rebased growth in Ireland, Chile and Switzerland

•	Operating income increased 1% year-over-year to €1.0 billion

•	Strong maturity profile with less than 15% of third-party debt due in the next five years.

Financial Results

We reported consolidated revenue of €1.08 billion and €4.30 billion for the three months and year ended December 31, 2013, respectively, reflecting a year-over-year decrease of 1% and an increase of 1%, respectively. Both periods were adversely impacted by foreign currency ("FX") movements, while the impact from acquisitions was limited. When adjusting for both the impact of FX and acquisitions, we achieved rebased revenue growth of 2% for each of the three-month and full-year 2013 periods, as compared to the respective 2012 periods. Our rebased growth for each period was primarily driven by our volume growth, particularly broadband internet.

In terms of our 2013 regional performance, our Western European operations delivered 2% rebased top-line growth. This performance was underpinned by our Irish and Swiss operations, which posted rebased revenue growth of 5% and 4%, respectively. Importantly, our Swiss operation delivered its strongest annual performance since 2008. On the other hand, our Dutch business, faced with a tough competitive situation, experienced a rebased top-line decline of 2% in 2013.

Turning to our Central and Eastern Europe ("CEE") division, we posted flat rebased revenue for 2013, while operating in a challenging competitive environment. This performance was an improvement compared to our rebased revenue decline of 1% in 2012. Rounding out our operations, our Chilean business reported 6% rebased revenue growth for 2013. This growth was driven in part by their best year in RGU additions since 2008 and by a 2% increase in ARPU4 per customer.

With respect to our OCF performance, our reported consolidated OCF decreased by 3% to €523 million and 1% to €2.06 billion for the three months and year ended December 31, 2013, respectively, as compared to the corresponding prior year periods. After adjusting for both FX and the minor impact of acquisitions, our year-over-year rebased OCF was flat and increased 1% for the three months and year ended December 31, 2013, respectively.

For 2013, our OCF results were supported by our Western European operations, which contributed over 70% of our OCF, and generated rebased OCF growth of 2%. Similar to 2012, a particularly strong result came from our Irish operation, which delivered 11% rebased OCF growth. This was mainly driven by RGU growth and cost containment. As with rebased revenue, our Swiss business produced its strongest result in five years, delivering 7% rebased OCF growth for 2013. Largely offsetting our growth in Ireland and Switzerland, our Dutch business posted a rebased OCF decline of 5% in 2013. Although in Q4 we had our second consecutive sequential quarter of improved local currency OCF in the Netherlands, we believe the Dutch market will remain challenging in 2014.

Meanwhile, our CEE operations experienced a 3% rebased OCF decline, hindered by flat revenue as a result of strong competition. Our increased costs in our central and other category, due in part from centralization, procurement and product development initiatives, further hampered growth in 2013. In line with previous years, our Chilean business reported 8% rebased OCF growth, which was fueled by 158,000 advanced service5 RGU additions and a firm focus on cost control.

Our consolidated OCF margins6 for the fourth quarter and year ended December 31, 2013 were 48.5% and 47.8%, respectively, as compared to 49.2% and 48.6% in the corresponding prior year periods. The margin declines in both periods were due primarily to the aforementioned higher central expenses and the margin compression in the Netherlands as compared to the prior year. The margin compression in the Netherlands was partly offset by improved OCF margins in both Switzerland and Chile.

Measured as a percentage of revenue, our reported property and equipment additions7 increased from 21% of revenue (€916 million) for 2012 to 23% of revenue (€981 million) for 2013. The increase in property and equipment additions as compared to 2012 in both absolute and percentage terms was mainly related to a support capital investment by our European operations ("UPC Europe") in an unlimited software licenses arrangement in Q2 2013 and Horizon TV investments, offset by lower additions across most categories at VTR. From a geographical perspective, UPC Europe's additions to property and equipment as a percentage of revenue amounted to 24% for the year ended December 31, 2013, while VTR reported 19% for the same period. With respect to 2014, we expect our property and equipment additions as a percentage of revenue to range from 23% to 25% for UPC Europe.

Subscriber Statistics

At December 31, 2013, we provided our 10.2 million unique customers with a total of 19.1 million RGUs, consisting of 9.1 million video, 5.8 million broadband internet and 4.3 million telephony subscriptions. In 2013, we grew our subscriber base by 539,000 organic additions and, to a lesser extent, through two small Swiss in-market acquisitions. Our organic RGU growth during 2013 excludes an adjustment to reduce our RGUs by 138,000 as a result of our decision to cease including our Austrian DSL RGUs in our subscriber count effective April 1, 2013.

Including these effects, we managed to grow our bundled customer base by 5% to 5.4 million at year-end 2013 and increased our bundled ratio by 4% to 1.89x RGUs per customer. This still leaves a single-play customer base of 4.8 million, or 47% of the total, which represents a significant growth opportunity.

Broadband internet and telephony gains drove our organic RGU growth during 2013, as we added 365,000 broadband internet RGUs (including 116,000 in Q4) and 336,000 telephony RGUs (including 77,000 in Q4). We finished the year with broadband and telephony penetrations8 of 34% and 25%, respectively, which reflect modest increases from year-end 2012 penetrations of 33% and 24%, respectively.

We lost 162,000 video subscribers during 2013 (including 19,000 in Q4), our lowest annual video churn since 2006. At December 31, 2013, we had 5.5 million digital video subscribers, which equates to 66% digital penetration.9 We continued to energize our bundles with our next-generation Horizon TV platform, which offers both great functionality and content. Through the first week of February 2014, our Horizon TV penetration had increased to 8% of our digital TV base, with over 415,000 subscribers, including 210,000, 150,000 and 55,000 subscribers in our Dutch, Swiss and Irish operations, respectively.

Geographically, our 539,000 organic RGU additions in 2013 consisted of 154,000 RGUs in Western Europe, 256,000 in CEE and 129,000 in Chile. In Western Europe, our Irish and Swiss operations were our largest contributors with 71,000 and 49,000 subscriber additions, respectively. With respect to our Swiss business, we added the most broadband RGUs in seven years, due in part to our market-leading high-speed broadband internet bundles. In the Netherlands, the competitive landscape remained challenging throughout 2013. However, we did experience an improvement in the second half of 2013 during which we gained 8,000 subscribers, as compared to a loss of 10,000 RGUs during the first six months of 2013.

Our CEE operations delivered 256,000 full-year RGU additions of which 50% or 128,000 were reported in Q4 2013. The annual performance was led by Romania and Hungary, as each increased their broadband internet additions year-over-year. Rounding out our geographical footprint, our Chilean operations increased their RGU additions by 23% year-over-year to 129,000. Supported by the continued traction of its video product, VTR's RGU additions represented its best result since 2008.

Summary of Third-Party Debt and Cash and Cash Equivalents

At December 31, 2013, we reported €9.75 billion of third-party debt and €489 million of cash and cash equivalents. Our reported debt increased by €21 million as compared to September 30, 2013. This increase in carrying value was mainly attributable to a net increase in our vendor financing obligations, partially offset by the weakening of the U.S. dollar relative to the euro during the quarter. The fully-swapped borrowing cost10 of our third-party debt was approximately 7.9% at year-end 2013 and had a strong maturity profile with less than 15% of this debt due in the next five years.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:11

	December 31,	September 30,
	2013	2013
	in millions

UPC Broadband Holding Bank Facility	€4,113.0	€4,137.6
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	497.0	496.9
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	725.2	739.0
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	543.9	554.3
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	543.9	554.3
UPC Holding 9.875% Senior Notes due 2018	276.8	281.5
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.1	595.0
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	285.6	286.0
Other debt, including vendor financing and capital lease obligations	334.2	249.4
Total third-party debt	€9,754.7	€9,734.0

Cash and cash equivalents[12]	€489.4	€69.4

Extraction of VTR from UPC Holding

Subsequent to year end, Liberty Global created a new credit group consisting of both its Chilean cable distribution and mobile assets. As a consequence, VTR was extracted from the UPC Holding credit group. In connection with this extraction, on January 24, 2014, the outstanding indebtedness under facilities R, S and AE of the senior secured credit facility of UPC Broadband Holding B.V. ("UPC Broadband Holding"), our wholly-owned subsidiary, was canceled and prepaid with approximately €1,015 million in net proceeds from the senior secured notes issued by VTR and approximately €244 million in cash that was loaned to UPC Broadband Holding by a Liberty Global subsidiary.

If the extraction of VTR from the UPC Holding credit group had occurred on December 31, 2013, UPC Holding’s total third-party debt would have been reduced by €1,259 million to €8,496 million equivalent (based on December 31, 2013 exchange rates).

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2013:

			As of December 31, 2013
Facility	Final maturity	Interest rate	Facility Amount[13]	Unused borrowing capacity	Carrying value[14]

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€111.0	—	111.0
Facility S	Dec. 31, 2016	E + 3.75%	€545.5	—	545.5
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	725.2
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	543.9
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	543.9
Facility AE	Dec. 31, 2019	E + 3.75%	€602.5	—	602.5
Facility AF	Jan. 31, 2021	L + 3.00%[14]	$500.0	—	359.1
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.0
Facility AH	June 30, 2021	L + 2.50%[15]	$1,305.0	—	943.9
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,063.0)
Total				€1,046.2	€4,113.0

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2013, as adjusted to reflect the extraction of VTR and repayment of indebtedness.

			As of December 31, 2013
Facility	Final maturity	Interest rate	Facility Amount[13]	Unused borrowing capacity	Carrying value[14]

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	725.2
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	543.9
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	543.9
Facility AF	Jan. 31, 2021	L + 3.00%[15]	$500.0	—	359.1
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.0
Facility AH	June 30, 2021	L + 2.50%[16]	$1,305.0	—	943.9
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,063.0)
Total				€1,046.2	€2,854.0

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding is a borrower and guarantor under the UPC Broadband Holding Bank Facility, which we guarantee. As of December 31, 2013, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility of €1,046 million, of which we expect to be able to borrow approximately €727 million upon completion of our fourth quarter compliance reporting and assuming no change from December 31, 2013 borrowing levels.

Based on the results for the quarter ended December 31, 2013 and subject to the completion of our fourth quarter bank reporting requirements, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.39x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.46x.17

Adjusting to reflect the impact of the extraction of VTR from the UPC Holding credit pool and a related transaction, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.51x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.76x and (iii) we expect to be able to borrow approximately €413 million of the maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility assuming no change from December 31, 2013 borrowing levels.

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 10 countries that connected 10 million customers subscribing to 19 million television, broadband internet and telephony services at December 31, 2013.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and 2014 prospects, including our expectations for property and equipment additions as a percentage of revenue, organic RGU and ARPU per customer growth, the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets, including the Netherlands, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including the most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2013 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2013 audited consolidated financial statements prior to the end of March 2014, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see page 17 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]	For additional information regarding rebased growth calculations, see page 9.

[3]	Please see page 12 for our OCF definition and the required reconciliation.

[4]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods ended prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

[5]	Advanced service RGUs represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

[6]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[7]	Our additions to property and equipment include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

[8]	Broadband and telephony penetration are calculated by dividing the number of broadband internet RGUs or telephony RGUs, respectively, by the number of two-way homes passed.

[9]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[10]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[11]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our consolidated financial statements.

[12]	UPC Europe and VTR accounted for €468 million and €21 million of our cash and cash equivalents, respectively.

[13]	Except as described in note 11 above, amounts represent total third-party commitments at December 31, 2013 without giving effect to the impact of discounts.

[14]	The carrying values of Facilities AF, AG and AH include the impact of discounts.

[15]	The Facility AF interest rate includes a LIBOR floor of 1.00%.

[16]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[17]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide business-to-business ("B2B") services and certain of our reportable segments provide mobile services. At December 31, 2013, our operating segments in UPC Europe provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and fixed-line telephony services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three months and year ended December 31, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2013 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2012 include two small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2012 include five small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary, unaudited and subject to possible adjustments in connection with the publication of UPC Holding's December 31, 2013 consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€234.4	€242.2	€(7.8)	(3.2)	(3.2)
Switzerland	257.1	250.9	6.2	2.5	4.2
Other Western Europe	171.1	169.3	1.8	1.1	1.0
Total Western Europe	662.6	662.4	0.2	—	0.7
Central and Eastern Europe	215.1	220.4	(5.3)	(2.4)	0.4
Central and other	26.1	24.1	2.0	8.3	*
Total UPC Europe	903.8	906.9	(3.1)	(0.3)	0.8
Chile (VTR)	174.1	184.7	(10.6)	(5.7)	7.0
Total	€1,077.9	€1,091.6	€(13.7)	(1.3)	1.7

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€935.3	€955.6	€(20.3)	(2.1)	(2.2)
Switzerland	1,002.5	979.6	22.9	2.3	4.4
Other Western Europe	676.5	659.5	17.0	2.6	2.6
Total Western Europe	2,614.3	2,594.7	19.6	0.8	1.5
Central and Eastern Europe	859.1	867.5	(8.4)	(1.0)	0.1
Central and other	101.1	91.2	9.9	10.9	*
Total UPC Europe	3,574.5	3,553.4	21.1	0.6	1.4
Chile (VTR)	723.7	718.2	5.5	0.8	6.0
Total	€4,298.2	€4,271.6	€26.6	0.6	2.1

* - Omitted

Operating Cash Flow	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€139.2	€147.7	€(8.5)	(5.8)	(5.8)
Switzerland	151.4	142.9	8.5	5.9	7.7
Other Western Europe	88.9	84.4	4.5	5.3	5.1
Total Western Europe	379.5	375.0	4.5	1.2	1.8
Central and Eastern Europe	103.4	111.6	(8.2)	(7.3)	(4.5)
Central and other	(39.6)	(34.1)	(5.5)	(16.1)	*
Total UPC Europe	443.3	452.5	(9.2)	(2.0)	(0.8)
Chile (VTR)	79.8	84.4	(4.6)	(5.5)	7.4
Total	€523.1	€536.9	€(13.8)	(2.6)	0.3

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€543.1	€573.1	€(30.0)	(5.2)	(5.3)
Switzerland	585.6	558.4	27.2	4.9	7.0
Other Western Europe	335.0	316.9	18.1	5.7	5.7
Total Western Europe	1,463.7	1,448.4	15.3	1.1	1.8
Central and Eastern Europe	412.9	431.7	(18.8)	(4.4)	(3.1)
Central and other	(144.0)	(122.2)	(21.8)	(17.8)	*
Total UPC Europe	1,732.6	1,757.9	(25.3)	(1.4)	(0.5)
Chile (VTR)	322.7	316.0	6.7	2.1	7.7
Total	€2,055.3	€2,073.9	€(18.6)	(0.9)	0.7

* - Omitted

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow	€523.1	€536.9	€2,055.3	€2,073.9
Share-based compensation expense	(11.0)	(3.7)	(26.8)	(17.8)
Depreciation and amortization	(237.9)	(246.5)	(994.1)	(1,037.3)
Related-party fees and allocations, net	(13.2)	(13.8)	(1.8)	2.4
Impairment, restructuring and other operating items, net	(5.0)	(5.9)	(7.2)	(8.2)
Operating income	€256.0	€267.0	€1,025.4	€1,013.0

Property and Equipment Additions and Capital Expenditures

The following table provides our property and equipment additions for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
UPC Europe:	in millions, except % amounts

The Netherlands	€43.9	€51.7	€182.8	€172.3
Switzerland	45.2	44.1	173.9	173.2
Other Western Europe	28.9	29.7	111.2	112.7
Total Western Europe	118.0	125.5	467.9	458.2
Central and Eastern Europe	49.2	54.0	188.6	176.7
Central and other	32.7	35.2	188.5	120.2
Total UPC Europe	199.9	214.7	845.0	755.1
Chile (VTR)	28.0	33.9	135.6	160.6
Total UPC Holding	€227.9	€248.6	€980.6	€915.7

Total Property and Equipment Additions as % of Revenue:
UPC Europe	22.1%	23.7%	23.6%	21.3%
Chile (VTR)	16.1%	18.4%	18.7%	22.4%
Total UPC Holding	21.1%	22.8%	22.8%	21.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	in millions
Customer premises equipment	€58.2	€91.9	€399.3	€400.5
Scalable infrastructure	53.7	49.7	182.8	165.0
Line extensions	27.2	28.9	100.0	102.2
Upgrade/rebuild	23.8	25.5	78.9	82.0
Support capital	65.0	52.6	219.6	166.0
Property and equipment additions	227.9	248.6	980.6	915.7
Assets acquired under capital-related vendor financing arrangements[1]	(88.5)	(48.8)	(176.9)	(160.6)
Assets acquired under capital leases[1]	(0.2)	(0.5)	(2.4)	(1.9)
Assets contributed by parent company[2]	(5.7)	(3.7)	(22.6)	(10.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	47.6	(29.5)	23.5	(19.2)
Capital expenditures	€181.1	€166.1	€802.2	€723.8

Total Capital Expenditures:
UPC Europe	€146.5	€137.0	€667.8	€571.6
Chile (VTR)	34.6	29.1	134.4	152.2
Total UPC Holding	€181.1	€166.1	€802.2	€723.8
_____________________________

[1]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated statements of cash flows.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2013, September 30, 2013 and December 31, 2012:

	December 31, 2013	September 30, 2013	December 31, 2012	Q4’13 / Q3'13 (% Change)	Q4’13 / Q4’12 (% Change)
Total RGUs
Video	9,133,600	9,145,000	9,290,400	(0.1%)	(1.7%)
Broadband Internet	5,752,600	5,637,100	5,458,400	2.0%	5.4%
Telephony	4,263,200	4,188,200	3,986,700	1.8%	6.9%
UPC Holding Consolidated	19,149,400	18,970,300	18,735,500	0.9%	2.2%

Total Customers
Total Single-Play Customers	4,757,100	4,839,400	5,188,700	(1.7%)	(8.3%)
Total Double-Play Customers	1,796,900	1,788,000	1,923,900	0.5%	(6.6%)
Total Triple-Play Customers	3,599,500	3,518,300	3,233,000	2.3%	11.3%
UPC Holding Consolidated	10,153,500	10,145,700	10,345,600	0.1%	(1.9%)

% Double-Play Customers
UPC Europe	17.2%	17.2%	18.3%	—	(6.0%)
Chile (VTR)	21.1%	20.8%	20.7%	1.4%	1.9%
UPC Holding Consolidated	17.7%	17.6%	18.6%	0.6%	(4.8%)

% Triple-Play Customers
UPC Europe	34.0%	33.1%	29.4%	2.7%	15.6%
Chile (VTR)	46.3%	46.7%	46.1%	(0.9%)	0.4%
UPC Holding Consolidated	35.5%	34.7%	31.3%	2.3%	13.4%

RGUs per Customer Relationship
UPC Europe	1.85	1.83	1.77	1.1%	4.5%
Chile (VTR)	2.14	2.14	2.13	—	0.5%
UPC Holding Consolidated	1.89	1.87	1.81	1.1%	4.4%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended December 31,			FX-Neutral
	2013	2012	% Change	% Change[4]
UPC Europe	€29.47	€28.91	1.9%	3.1%
Chile (VTR)	CLP 31,573	CLP 30,830	2.4%	2.4%
UPC Holding Consolidated	€31.28	€31.20	0.3%	3.4%
____________________

[3]	Please see page 7 for information on ARPU.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – December 31, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

UPC Europe:
The Netherlands(11)	2,838,600	2,825,300	1,633,900	3,683,000	523,900	1,108,100	—	—	1,632,000	1,068,100	982,900
Switzerland(11)	2,145,300	1,875,100	1,455,200	2,538,700	764,700	651,700	—	—	1,416,400	663,800	458,500
Austria	1,326,000	1,326,000	642,700	1,304,500	181,400	342,800	—	—	524,200	432,100	348,200
Ireland	859,600	748,600	533,000	1,059,700	51,100	338,300	—	38,500	427,900	338,300	293,500
Total Western Europe	7,169,500	6,775,000	4,264,800	8,585,900	1,521,100	2,440,900	—	38,500	4,000,500	2,502,300	2,083,100
Poland	2,717,700	2,616,300	1,436,600	2,673,000	387,000	848,300	—	—	1,235,300	915,900	521,800
Hungary	1,539,300	1,524,000	1,050,800	1,862,600	257,300	376,900	264,600	—	898,800	518,300	445,500
Romania	2,272,600	2,080,300	1,188,300	1,842,900	364,100	477,700	341,000	—	1,182,800	381,000	279,100
Czech Republic	1,359,400	1,257,700	725,600	1,189,000	81,600	379,200	106,800	—	567,600	440,000	181,400
Slovakia	501,200	478,300	287,600	431,200	59,100	133,000	66,500	600	259,200	109,400	62,600
Total CEE	8,390,200	7,956,600	4,688,900	7,998,700	1,149,100	2,215,100	778,900	600	4,143,700	2,364,600	1,490,400
Total UPC Europe	15,559,700	14,731,600	8,953,700	16,584,600	2,670,200	4,656,000	778,900	39,100	8,144,200	4,866,900	3,573,500

Chile (VTR)	2,927,300	2,406,100	1,199,800	2,564,800	134,800	854,600	—	—	989,400	885,700	689,700

Grand Total	18,487,000	17,137,700	10,153,500	19,149,400	2,805,000	5,510,600	778,900	39,100	9,133,600	5,752,600	4,263,200

	Subscriber Variance Table – December 31, 2013 vs. September 30, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

UPC Europe:
The Netherlands(11)	5,000	5,100	(21,200)	100	(27,900)	6,600	—	—	(21,300)	14,500	6,900
Switzerland(11)	16,300	13,400	(14,500)	13,600	(44,700)	30,700	—	—	(14,000)	16,400	11,200
Austria	4,400	20,400	1,500	13,500	(2,900)	1,600	—	—	(1,300)	8,100	6,700
Ireland	(600)	2,500	(1,700)	19,700	(2,900)	1,600	—	(1,700)	(3,000)	8,300	14,400
Total Western Europe	25,100	41,400	(35,900)	46,900	(78,400)	40,500	—	(1,700)	(39,600)	47,300	39,200
Poland	17,900	31,200	2,100	17,600	(40,800)	25,300	—	—	(15,500)	27,500	5,600
Hungary	3,500	3,600	7,400	37,600	(10,200)	15,100	3,000	—	7,900	11,600	18,100
Romania	10,500	46,100	27,900	64,100	(16,800)	21,100	23,500	—	27,800	20,100	16,200
Czech Republic	4,200	7,900	(1,700)	1,000	3,600	(2,700)	1,000	—	1,900	2,100	(3,000)
Slovakia	3,500	7,400	2,000	5,600	(5,700)	3,300	4,300	(100)	1,800	1,900	1,900
Total CEE	39,600	96,200	37,700	125,900	(69,900)	62,100	31,800	(100)	23,900	63,200	38,800
Total UPC Europe	64,700	137,600	1,800	172,800	(148,300)	102,600	31,800	(1,800)	(15,700)	110,500	78,000

Chile (VTR)	21,700	22,400	6,000	6,300	(5,800)	10,100	—	—	4,300	5,000	(3,000)

Grand Total	86,400	160,000	7,800	179,100	(154,100)	112,700	31,800	(1,800)	(11,400)	115,500	75,000

Organic Change Summary:
UPC Europe	52,800	109,800	(2,900)	166,500	(156,200)	102,600	31,800	(1,800)	(23,600)	110,500	79,600
Chile (VTR)	21,700	22,400	6,000	6,300	(5,800)	10,100	—	—	4,300	5,000	(3,000)
Total Organic Change	74,500	132,200	3,100	172,800	(162,000)	112,700	31,800	(1,800)	(19,300)	115,500	76,600

Q4 2013 Adjustments:
Acquisition - Switzerland	13,100	11,800	8,200	9,800	9,800	—	—	—	9,800	—	—
Austria adjustments	—	16,000	(1,600)	(1,600)	—	—	—	—	—	—	(1,600)
Poland adjustments	(1,200)	—	(1,900)	(1,900)	(1,900)	—	—	—	(1,900)	—	—
Net Adjustments	11,900	27,800	4,700	6,300	7,900	—	—	—	7,900	—	(1,600)

Total Adds (Reductions)	86,400	160,000	7,800	179,100	(154,100)	112,700	31,800	(1,800)	(11,400)	115,500	75,000

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2013 RGU counts exclude 16,500, 7,700 and 3,000 postpaid mobile subscribers in Poland, Hungary and the Netherlands, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 108,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 73,800 asymmetric digital subscriber line (“ADSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 27,600 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 53,700 subscribers within our segment in Austria that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2013, Switzerland's partner networks account for 131,700 Customer Relationships, 261,500 RGUs, 98,200 Digital Cable Subscribers, 95,200 Internet Subscribers, and 68,100 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.